                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
--------------------------------------------------------------------------------
                       ASCENT ENTERTAINMENT GROUP, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
     $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Filing fee: $0 - No filing fee required

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                       ASCENT ENTERTAINMENT GROUP, INC.
                      1225 Seventeenth Street, Suite 1800
                            Denver, Colorado 80202

                                                                 March 29, 1999

Dear Stockholder:

  The Annual Meeting of Stockholders of Ascent Entertainment Group, Inc. will be held at 9:30 a.m. on Monday, April 26, 1999, in the Colorado Ballroom at the Marriott City Center Hotel, 1701 California Street, Denver, Colorado. The matters on the meeting agenda are described on the following pages.

  If you are a stockholder of record, we urge that you send in your proxy promptly for the Annual Meeting whether or not you plan to attend. Giving your proxy will not affect your right to vote in person if you attend. If you wish to give a proxy to someone other than the persons named on the enclosed proxy form, you may cross out their names and insert the name of some other person who will be at the meeting. The signed proxy form then should be given to that person for his or her use at the meeting. If your shares are held in the name of a broker and you wish to attend the meeting, you should obtain a letter of identification from your broker and bring it to the meeting. In order to vote personally shares held in the name of your broker, you must obtain from the broker a proxy issued to you.

                                           Sincerely,
                                           Charlie Lyons
                                           Chairman of the Board, President
                                            and Chief Executive Officer


              YOUR PROXY IS IMPORTANT . . . PLEASE VOTE PROMPTLY

                       ASCENT ENTERTAINMENT GROUP, INC.
                      1225 Seventeenth Street, Suite 1800
                            Denver, Colorado 80202

                               ----------------

                   Notice of Annual Meeting of Stockholders

To the Stockholders of
ASCENT ENTERTAINMENT GROUP, INC.:

  The 1999 Annual Meeting of Stockholders of Ascent Entertainment Group, Inc. (the "Company") will be held in the Colorado Ballroom at the Marriott City Center Hotel in Denver, Colorado, on Monday, April 26, 1999, at 9:30 a.m., Mountain Daylight Time, for the following purposes:

  1.election of 2 Class III directors; and

  2. action on such other matters as may properly come before the meeting or any reconvened session thereof.

  The Board of Directors has fixed the close of business on March 19, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any reconvened session thereof.

  Your proxy is important. Even if you hold only a few shares, and whether or not you expect to be present, you are urgently requested to date, sign and mail the enclosed proxy in the postage-paid envelope that is provided. The proxy may be revoked by you at any time, and the giving of your proxy will not affect your right to vote in person if you attend the meeting.

  This notice is given pursuant to direction of the Board of Directors.

                                          Arthur M. Aaron
                                          Vice President, Business and Legal
                                           Affairs and Secretary

Denver, Colorado
March 29, 1999

                       ASCENT ENTERTAINMENT GROUP, INC.
                      1225 Seventeenth Street, Suite 1800
                            Denver, Colorado 80202
                           Telephone: (303) 308-7000

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This Proxy Statement is provided by the Board of Directors of Ascent Entertainment Group, Inc. (the "Company" or "Ascent") in connection with its solicitation of proxies for the 1999 Annual Meeting of Stockholders. This Proxy Statement is first being mailed on or about March 29, 1999.

  Stockholders of record of the Company's Common Stock at the close of business on March 19, 1999, are entitled to vote at the meeting in person or by proxy. Each share is entitled to one vote. If a proxy in the accompanying form is properly executed and returned, the shares represented by the proxy will be voted as the stockholder specifies. A stockholder may revoke a proxy at any time before it is exercised by submitting a written revocation, submitting a later-dated proxy, or voting in person at the meeting.

  Abstentions and broker non-votes will not be counted for purposes of determining whether any given proposal has been approved by the stockholders. Accordingly, abstentions and broker non-votes will not affect the votes on any of the proposals, all of which require for approval the affirmative vote of a majority of the shares represented and entitled to vote at the meeting.

                           OWNERSHIP OF COMMON STOCK

  As of March 19, 1999, the record date, 29,755,600 shares of Common Stock were outstanding. To the knowledge of the Company, based upon Schedules 13G or 13D filed with the Securities and Exchange Commission (the "SEC" or "Commission"), the following persons were the only beneficial owners of more than five percent of the Company's Common Stock as of December 31, 1998:

                                                          % of    # of
   Shareholder                                           Voting  Shares   Class
   -----------                                           ------ --------- ------
   Gabelli Funds, Inc.(1)...............................  9.9%  2,971,614 Common
    One Corporate Center
    Rye, New York 10580

   Ascent Acquisition Group, Inc.(2)....................  9.4%  2,782,700 Common
    280 Park Avenue
    New York, NY 10017

   Leon G. Cooperman(3).................................  6.7%  1,998,700 Common
    88 Pine Street
    Wall Street Plaza, 31st Floor
    New York, NY 10005

   Capital Research and Management Company(4)...........  6.5%  1,090,390 Common
    333 South Hope Street
    Los Angeles, CA 90071


                                                         % of    # of
   Shareholder                                          Voting  Shares   Class
   -----------                                          ------ --------- ------
   Matador Capital Management Corporation(5)...........  5.9%  1,742,550 Common
    200 1st Avenue North, Suite 203
    St. Petersberg, FL 33701

   Harris Associates, L.P.(6)..........................  5.18% 1,540,000 Common
    Two North LaSalle Street, Suite 500
    Chicago, IL 60602-3790

--------
(1) Based on information contained in Amendment No. 2 to Schedule 13D filed with the Commission on February 13, 1998. The aggregate number and percentage of Common Stock which Gabelli Funds, Inc. and its subsidiaries beneficially owns is 2,971,614 shares (9.99%) of Common Stock, as follows:
    (a) Gabelli Funds, Inc., as agent, 1,077,886 shares (3.63%) of Common Stock (sole voting power: 1,077,866 shares; sole dispositive power:
    1,077,866 shares; and shared voting or dispositive power: none); (b) GAMCO Investors, Inc., as agent, 1,883,684 shares (6.33%) of Common Stock (sole voting power: 1,858,808 shares; sole dispositive power: 1,883,684 shares; and shared voting and dispositive power: none); (c) Gemini Capital Management Limited, 10,000 shares (0.03%) of Common Stock (sole voting power: 10,000 shares; sole dispositive power: 10,000 shares; and shared voting and dispositive power: none); and (d) Gabelli & Company, Inc. 44 shares (0.00%) of Common Stock (sole voting power: 44 shares; sole dispositive power: 44 shares; and shared voting and dispositive power:
    none).

(2) Based on information contained in Schedule 13D/A jointly filed with the Commission on January 14, 1999 by Triarc Companies Inc. ("Triarc"), CP International Management Services Ltd. ("CP"), Consolidated Press International Holdings Limited ("CPI") and Ascent Acquisition Group, LLC ("AAG"). According to the filing, each of Triarc, CPI and CP intended to contribute their 1,391,350 shares to AAG.

(3) Based on information contained in Schedule 13G filed with the Commission on January 28, 1999. Mr. Cooperman is the Managing Member of Omega Associates, L.L.C. ("Associates"). Associates is the general partner of Omega Capital Partners, L.P. ("Capital LP"), Omega Institutional Partners, L.P. ("Institutional LP"), and Omega Capital Investors, L.P. ("Investors LP"). Mr. Cooperman is also the President and majority stockholder of Omega Advisors, Inc. ("Advisors"), and Advisors serves as the investment manager to Omega Overseas Partners, Ltd. ("Overseas"). Advisors also serves as a discretionary investment advisor to a limited number of institutional clients (the "Managed Accounts"). Capital LP owns 545,318 shares, Institutional LP owns 43,976 shares, Investors LP owns 60,460 shares, Overseas owns 918,559 shares and Managed Accounts owns 430,387 shares. Mr. Cooperman has the sole power as to all of these shares other than those owned by Managed Accounts, as to which Mr. Cooperman possesses shared power.

(4) Based on information contained in Schedule 13G filed with the Commission on February 8, 1999, Capital Research and Management Company is the beneficial owner of 1,930,000 shares (6.5%) of Common Stock (sole voting power: none; sole dispositive power: 1,930,000 shares; and shared voting or dispositive power: none) as a result of acting as investment adviser to various investment companies, including SMALLCAP World Fund, Inc.

(5) Based on information contained in Schedule 13G filed with the Commission on February 4, 1999. Matador Capital Management Corporation ("MCMC") is a registered investment advisor whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, 1,742,550 shares of Common Stock. Jeffrey A. Berg is the controlling shareholder of MCMC.

(6) Based on information contained in Schedule 13G/A filed with the Commission on January 18, 1999. Harris Associates L.P. and Harris Associates Investment Trust share voting power and dispositive power over 1,540,000 shares of Common Stock.

                         ITEM 1. ELECTION OF DIRECTORS

Board of Directors

  The Company's Board of Directors consists of six directors divided into three classes, of which one class is elected annually by the stockholders for terms of three years or until their successors have been elected and qualified. In accordance with the Delaware General Corporation Law, directors are removable by a majority vote of the Company's stockholders only for cause. The Board met four times in 1998, the Compensation Committee of the Board met two times in 1998 and the Audit Committee of the Board met two times in 1998. Each director attended seventy-five percent or more of the meetings of the Board held while each was a director during 1998 and of the meetings of Committees of which he was a member during 1998.

Voting for Directors

  At the meeting, two Class III directors will be elected to serve until the 2002 Annual Meeting of Stockholders and, in each case, until their successors are elected and qualified. Each stockholder may vote the number of shares held by such stockholder for each of the two nominees. The Board of Directors has authorized the management to solicit proxies in favor of the election of the two nominees. Each of the nominees currently serves in the class to which he is nominated. Biographical information for each of the nominees and the other directors is set forth below.

  Shares represented by proxies in the accompanying form will be voted for the stated nominees unless the proxy is otherwise marked. If any of these nominees becomes unavailable for election, which is not currently anticipated, shares represented by proxies in the accompanying form will be voted for a substitute nominee designated by the Board of Directors.

                 NOMINEES FOR ELECTION AS CLASS III DIRECTORS

                 Term Continues until the 2002 Annual Meeting

  PAUL GOULD, 53, has been Managing Director and Executive Vice President of Allen & Company, Incorporated, an investment banking firm, for over 10 years. Mr. Gould has been with Allen & Company for over 20 years and is a director of Tele-Communications, Inc. and Tele-Communications International, Inc.

  CHARLES M. LILLIS, 57, has been President and Chief Executive Officer of MediaOne Group since June 1998. From April 1995 to May 1998, Mr. Lillis was President and Chief Executive Officer of MediaOne Group while it was part of US WEST, Inc. Prior thereto, he was President of US WEST Diversified Group from 1991 to 1994 and was Executive Vice President and Chief Planning Officer of US WEST, Inc. from 1987 to 1991. Mr. Lillis joined US WEST in 1985 as Vice President of Strategic Marketing. Mr. Lillis is a member of the board of directors of SUPERVALU, Inc.

     THE BOARD RECOMMENDS A VOTE FOR ITS NOMINEES FOR CLASS III DIRECTORS.

  The following members of the Board of Directors are not being elected at this meeting, but will continue to serve their terms.

                              CLASS II DIRECTORS

                 Term Continues until the 2000 Annual Meeting

  JAMES A. CRONIN, III, 44, has been Executive Vice President, Chief Operating Officer, Chief Financial Officer and a director of the Company since June 1997. Prior thereto he was Executive Vice President, Finance and Chief Operating Officer of the Company since June 1996. From July to October 1996 Mr. Cronin was Executive Vice President Finance, acting Chief Financial Officer and acting Chief Operating Officer of OCC. Prior thereto, Mr. Cronin served as a financial and management consultant from 1992 through June 1996. Mr. Cronin is a director of On Command Corporation ("OCC" or "On Command") and Landair Services, Inc.

  CHARLES M. NEINAS, 67, has been President of Neinas Sports Services, Inc. since July 1997. Prior thereto, Mr. Neinas was Executive Director of the College Football Association from 1980 through June 1997 and was Commissioner of the Big Eight Conference from 1971 to April 1980.

                               CLASS I DIRECTORS

                 Term Continues until the 2001 Annual Meeting

  CHARLES LYONS, 44, has been Chairman of the Board of Ascent since June 1997, and President, Chief Executive Officer and a director of Ascent since October 1995. Prior to that he was President and a director of Ascent's predecessors since February 1992. Mr. Lyons is Chairman of the Board of On Command.

  PETER BARTON, 45, has been President of Barton & Associates since April 1997. Prior thereto, Mr. Barton was President, Chief Executive Officer and a director of Liberty Media Corporation from 1990 to April 1997. Mr. Barton is a director of First Albany Corporation.

                    OTHER INFORMATION CONCERNING DIRECTORS

Committees

  As of March 1999, the Board has two standing committees, described below.

  The Audit Committee consists of Messrs. Barton, Lillis (Chairman), and Neinas. The Audit Committee makes recommendations to the Board concerning the selection of independent public accountants; reviews with the independent accountants the scope of their audit; reviews the financial statements with the independent accountants; reviews with the independent accountants and the Company's management the Company's accounting and audit practices and procedures, its internal controls and its compliance with laws and regulations; and reviews the Company's policies regarding community and governmental relations, conflicts of interest, business conduct, ethics and other social, political and public matters, and the administration of such policies. In addition, the Audit Committee considers and makes recommendations to the Board with respect to the financial affairs of the Company, including matters relating to capital structure and requirements, financial performance, dividend policy, capital and expense budgets and significant capital commitments, and such other matters as may be referred to it by the Board, the Chairman of the Board or the Chief Executive Officer. The Audit Committee met two times in 1998.

  The Compensation Committee consists of Messrs. Gould, Neinas (Chairman), and Lillis. The Compensation Committee approves long-term compensation for senior executives; considers and makes recommendations to the Board with respect to: programs for human resources development and management organization and succession; salary and bonus for senior executives; and compensation matters and policies and employee benefit and incentive plans; and exercises authority granted to it to administer such plans. In addition, the Compensation Committee recommends to the Board qualified candidates for election as directors and as Chairman of the Board, and considers, acts upon or makes recommendations to the Board with respect to such other matters as may be referred to it by the Board, the Chairman of the Board or the Chief Executive Officer. The Compensation Committee will consider candidates for election as directors recommended by stockholders, if the recommendations are submitted in writing to the Secretary of the Company. The Compensation Committee met two times during 1998.

Directors Compensation

  The Company does not pay its current directors any cash compensation. In June 1997, directors who were not employees of the Company or its subsidiaries were granted stock appreciation rights ("SARs") with respect to 100,000 shares of Ascent Common Stock pursuant to the 1997 Non-employee Directors Stock Appreciation Rights Plan, which was approved by stockholders at the 1998 meeting. These SARs will vest 25% on the first anniversary of grant, and 25% and 50%, respectively, on the second and third anniversaries.

  Prior to May 1997, the Company granted Common Stock and options to its non-employee directors pursuant to the 1995 Non-Employee Directors Stock Plan. Pursuant to this plan, Mr. Neinas was granted options to purchase 12,000 shares of Ascent Common Stock at exercise prices ranging from $10.50 to $17.625, and Mr. Lillis was granted options to purchase 4,000 shares of Ascent Common Stock at an exercise price of $10.50. The 1995 Non-Employee Directors Stock Plan was canceled on May 13, 1997.

  Executive compensation is described beginning on page 9.

Compensation Committee Interlocks and Insider Participation

  Mr. Paul Gould, a director of the Company, is a Managing Director and Executive Vice President of Allen & Company Incorporated, an investment banking firm that is performing and has performed financial advisory services for the Company since 1995, including serving as the managing underwriter for the Company's initial public offering in 1995 and advising the Company with respect to the acquisition of SpectraVision in 1996.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Exchange Act requires the Company's directors and officers and persons who own more than 10% of the common stock of the Company to file initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company with the SEC and Nasdaq Stock Market and to furnish the Company with copies of all Section 16(a) reports they file. Based on its review of the copies of such reports received by it, the Company believes that during 1998, its directors, officers and ten percent beneficial owners complied with all applicable reporting requirements.

                     COMMON STOCK OWNERSHIP OF MANAGEMENT

  The following table sets forth information regarding the beneficial ownership of the Company's Common Stock and the Common Stock of On Command, as of March 29, 1999, by all directors and nominees, by each of the executive officers named in the Summary Compensation Table on page 9, and by all directors and executive officers as a group. Under the rules of the SEC, beneficial ownership includes any shares over which an individual has sole or shared voting power or investment power, and also any shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right.

                                                    Ascent Shares OCC Shares*
                                                     Amount and    Amount and
                                                      Nature of    Nature of
                                                     Beneficial    Beneficial
Name(1)                                             Ownership(2)  Ownership(3)
-------                                             ------------- ------------
Arthur M. Aaron....................................     1,519             0
Peter Barton.......................................         0             0
James A. Cronin, III...............................         0             0
Paul Gould.........................................         0             0
Brian A.C. Steel...................................         0       192,656
Charles M. Lillis..................................     1,700             0
Charles Lyons(4)...................................    19,551             0
Charles M. Neinas..................................    11,200             0
Timothy Romani.....................................         0             0
All directors and executive officers as a group (9
 persons)..........................................    33,970       192,656

--------
 * On Command is a subsidiary of the Company, based on the Company's beneficial ownership of approximately 57% of the currently issued and outstanding shares of On Command, including shares which may be purchased upon the exercise of warrants.

(1) Unless otherwise indicated, each person has sole voting and investment power over the shares listed, and no director or executive officer beneficially owns more than 1.0% of the Common Stock of the Company or OCC.

(2) Each number in this column has been rounded down to the nearest whole share. Beneficial ownership of Ascent common stock includes 10,000 shares that may be acquired by Mr. Neinas and 2,000 shares that may be acquired by Mr. Lillis, each within 60 days after March 29, 1999, through the exercise of stock options. SAR's are not reflected because they are not exercisable for common stock.

(3) Each number in this column has been rounded down to the nearest whole share. Beneficial ownership of OCC common stock includes 192,656 shares that may be acquired by Mr. Steel within 60 days after March 29, 1999 through the exercise of stock options.

(4) Mr. Lyons' ownership of OCC common stock does not reflect ownership of the shares owned by Ascent, even though Mr. Lyons holds the proxy to vote those shares on behalf of Ascent.

                            COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee is responsible for establishing and administering the Company's executive compensation philosophy. Through June 1997, the Compensation Committee was composed of four independent outside directors, two of whom were also directors of COMSAT Corporation ("COMSAT"). In June 1997, the COMSAT directors resigned from the Company's Board in connection with COMSAT's distribution of its shares of Ascent, Mr. Gould was elected to the Committee and Mr. Neinas became Chairman of the Committee. For a description of Mr. Gould's relationship to the Company, see "Compensation Committee Interlocks and Insider Participation" on page 5.

  Set forth below is the Committee's report on the 1998 compensation of the executive officers of the Company, including Mr. Lyons, the Chief Executive Officer, and the other executive officers of the Company whose compensation is discussed below under "Executive Compensation" (collectively, the "Named Executive Officers"). This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

  Compensation Philosophy and Guiding Principles. The Company and its subsidiaries have entered into employment agreements with Mr. Lyons and each of the Named Executive Officers. The Compensation Committee has determined that the executive compensation philosophy of the Company should be consistent with such agreements and guided by the following principles:

  Attract and retain talented management;

  Closely align management's interests and actions with those of stockholders through the establishment and/or enhancement of appropriate equity incentive programs;

  Appropriately reward employees for enhancing stockholder value through improvement in financial performance;

  Emphasize risk-based performance incentives as a key component of both annual and long term compensation; and

  Recognize the concept that, as and when opportunities become available to the Company, executive officers individually, and as a group, should have a significant ownership stake in the Company.

  Annual Compensation. Each of the Named Executive Officers' annual compensation for 1998 consists of salary and annual bonus opportunities based on their respective employment agreements, as discussed above. In March 1998, the Committee reviewed Mr. Lyons' base salary as required by his employment agreement and, in light of both the failure to increase his base salary in 1997 and his achievements and contributions to the Company, the Committee recommended that his base salary be increased to $625,000 for 1998. The Board approved the Committee's recommendation. The Committee also recommended, and the Board approved, base salary increases for Messrs. Cronin and Aaron. The salaries for Mr. Romani and Mr. Steel for 1998 were as set forth in their respective employment agreements.

  The annual bonus opportunities for Mr. Lyons and the Named Executive Officers for 1998 were based on target award percentages of base salary as set forth in their respective employment agreements. For 1998, Mr. Lyons' target annual bonus was 70% of his base salary, payment of which was based on the achievement of two factors established by the Committee: (1) the achievement of a target level of earnings before interest, depreciation and amortization (EBITDA) as compared to planned performance with respect to EBITDA for the Company; and (2) Mr. Lyons' individual performance, including as reflected in the Company's stock price, as evaluated by the Committee and recommended to the Board of Directors. The Company's EBITDA in 1998 exceeded its planned performance. As for Mr. Lyons' individual performance, it was the Committee's recommendation that Mr. Lyons' leadership in 1998 enabled Ascent to improve operating performance and make advances on certain strategic initiatives, but that the Company's stock price had not shown significant appreciation. On this basis, the Committee recommended a bonus award for 1998 for Mr. Lyons equal to $350,000, or 80% of the target bonus. The Board approved the Committee's recommendation. Bonuses for Messrs. Cronin and Aaron were based on the same financial measure as applied to Mr. Lyons' bonus, as well as Mr. Lyons' evaluation of each of their achievement of their objectives for the year. The Committee reviewed Mr. Lyons bonus evaluations and recommended bonuses for Messrs. Cronin and Aaron equal to 100% of their target bonuses. The Board approved the Committee's recommendation. Mr. Romani was awarded an annual bonus after the conclusion of the June 30, 1998 fiscal year for Ascent Arena Company based in part on the progress and cost control in the construction of the Pepsi Center and based in part on Mr. Lyons evaluation of his achievement of other objectives for the year. The Committee considered these factors and recommended an annual bonus for Mr. Romani equal to 100% of his target bonus. The Board approved the Committee's recommendation. In addition, during 1998 Mr. Romani earned $200,000 in contractual bonuses related to the accomplishment of specific contractual benchmarks related to the development and construction of the Pepsi Center.

  The 1998 annual bonus for Mr. Steel was recommended by the Compensation Committee of On Command Corporation (OCC), which includes Mr. Lyons and two outside directors of OCC, and approved by the OCC Board of Directors. Mr. Steel's contractual target bonus was based on the achievement of a target level of EBITDA for OCC as compared to planned performance for OCC EBITDA, and the individual performance of Mr. Steel in 1998. The EBITDA for OCC in 1998 met its planned performance. Based on OCC's 1998 EBITDA performance and Mr. Steel's individual performance in 1998, the OCC Compensation Committee and Board awarded Mr. Steel an annual bonus equal to 100% of his target bonus. In addition, in light of Mr. Steel's valuable contributions in the recent management transition and his accession to President of OCC, the OCC Compensation Committee and Board increased Mr. Steel's bonus by $47,000, to a total of $250,000.

  Long Term Compensation. During 1998, neither Mr. Lyons nor any of the Named Executive Officers were granted any additional equity incentives, although each continues to hold a significant number of stock appreciation rights related to the Company's common stock and, in the case of Mr. Steel, options to purchase common stock of OCC. The Committee is currently considering various alternatives for new equity incentives, which include alternatives that would allow the Named Executive Officers (other than Mr. Steel) to exchange cash compensation bonuses for equity based compensation.

  Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, and the U.S. Treasury Regulations relating thereto (collectively, "Section 162(m)") restricts publicly traded companies from claiming or receiving a tax deduction on compensation paid to certain executive officers in excess of $1 million, unless such compensation is performance based. The Company's policy with respect to the deductibility limit of Section 162(m) is generally to preserve the deductibility of compensation paid when it is appropriate and in the best interests of the Company and its stockholders, and the Compensation Committee will consider the implications of Section 162(m) in its determinations. However, the Company reserves the right to authorize the payment of nondeductible compensation if it deems that is appropriate.

                                          Compensation Committee

                                          Paul Gould
                                          Charles M. Lillis
                                          Charles M. Neinas, Chairman

                            EXECUTIVE COMPENSATION

  The following table shows the compensation received by the Chief Executive Officer and the other four most highly compensated executive officers of the Company (the "Named Executive Officers") for the three fiscal years ended December 31, 1998.

                          SUMMARY COMPENSATION TABLE

                              Annual Compensation             Long-Term Compensation
                              --------------------            ----------------------
                                                     Other    Restricted Securities
                                                     Annual     Stock    Underlying  All Other
Name and Principal                         Bonus   Compensa-   Award(s)  Option/SARs Compensa-
Position(1)              Year Salary($)   ($)(2)   tion($)(3)   ($)(4)     (#)(5)    tion($)(6)
------------------       ---- -------------------- ---------- ---------- ----------- ----------
Charles Lyons........... 1998 $ 623,557  $ 350,000  $ 64,831       0             0    $138,726
 Chairman, President and 1997   500,000    350,000    19,530       0       297,500*     70,649
 Chief Executive Officer 1996   500,000     75,000    62,399       0             0     236,450

James A. Cronin, III.... 1998 $ 498,846  $ 375,000         0       0             0    $ 16,069
 Executive Vice          1997   400,000    350,000         0       0       297,500*     13,177
 President, Chief        1996   230,769     50,000         0       0       297,500**     8,417
 Financial Officer
 and Chief Operating
 Officer

Brian A.C. Steel........ 1998 $ 294,617  $ 250,000         0       0             0    $  6,320
 President and Chief     1997   290,000    203,000   172,467       0             0     483,894
 Operating               1996    96,273     35,000         0       0       385,312+      8,225
 Officer, OCC

Arthur M. Aaron......... 1998 $ 196,009  $  95,000         0       0             0    $  8,403
 Vice President,         1997   175,000     61,250         0       0       100,000*      8,992
 Business and            1996   162,690     20,000    38,462       0             0      93,815
 Legal Affairs and
 Secretary

Timothy Romani.......... 1998 $ 202,615  $ 260,000         0       0             0    $ 28,769
 President, Ascent Arena 1997   159,999    200,000         0       0        50,000       2,291
  and Development        1996   155,625          0         0       0             0       1,666
  Corporation

--------
(1) Mr. Cronin became an executive officer of Ascent in June 1996 and his compensation for 1996 reflects amounts paid after his employment date. Mr. Steel became Executive Vice President, Chief Operating Officer and Chief Financial Officer of OCC in September of 1996 and became President and Chief Operating Officer upon Mr. Kavner's resignation on December 31, 1998 (See "Employment and Severance Arrangements" on page 15).

(2) For 1998, Mr. Aaron's bonus includes his annual bonus of $70,000 and a special bonus paid in recognition of his efforts on the arena financing. For 1998, Mr. Romani's bonus includes his annual bonus compensation for that year of $60,000 with the remainder of the bonus compensation related to the achievement of certain benchmarks set out in Mr. Romani's employment agreement in connection with the construction of the Pepsi Center.

(3) Other Annual Compensation shown for 1996, 1997 and 1998 does not include perquisites and other personal benefits because the aggregate amount of such compensation does not exceed the lesser of (i) $50,000 or (ii) 10 percent of individual combined salary and bonus for the Named Executive Officer in each year. Other Annual Compensation in 1998 for Mr. Lyons includes membership fees and insurance premium related tax reimbursements and in 1997 for Messrs. Lyons and Steel includes amounts reimbursed for the payment of taxes associated with relocation expenses and for Mr. Lyons in 1996 and for Mr. Aaron in 1996 consists of amounts reimbursed in each case for the payment of taxes on moving expense reimbursements.

(4) Restricted stock awards reported for Mr. Lyons include COMSAT restricted stock awards ("RSAs"), COMSAT restricted stock units ("RSUs") and COMSAT phantom stock units ("PSUs"). Dividends are paid on RSAs granted in 1995. Dividend equivalents are paid on RSUs and PSUs. The number and value of the aggregate restricted stock holdings of Mr. Lyons as of December 31, 1998, are as follows:

                                                          Number of  Value as of
                                                         RSA/RSU/PSU  12/31/98
                                                         ----------- -----------
     Mr. Lyons..........................................   21,953     $756,610

(5) Stock appreciation rights (SARs) that were issued in exchange for Ascent employee stock options are marked with a (*) and, in Mr. Cronin's case, the Ascent employee stock options which were canceled in connection with such SAR exchange are marked with a (**). Options to purchase On Command Common Stock are marked with a (+). Of Mr. Romani's 50,000 SARs, 10,000 were issued in exchange for Ascent options and the other 40,000 were granted to Mr. Romani in 1997. (See "Employment and Severance Arrangements" below).
(6) All Other Compensation for 1998 includes the following elements: (i) unused credits under the Company's cafeteria plan that were paid in cash to the Named Executive Officers; (ii) contributions on behalf of the Named Executive Officers by the Company to the Company's 401(k) Plan, and in the case of Mr. Steel, by OCC to its 401(k) Plan; and (iii) above-market interest accrued for Mr. Lyons and Mr. Romani under Ascent's Deferred Compensation Plan and for Mr. Steel and Mr. Lyons payment of life insurance premiums.

                                                                Above-
                                          Unused  401(k) Plan   Market
                                          Credits Contribution Premium   Total
                                          ------- ------------ -------- --------
     Mr. Lyons........................... $20,885    $4,800    $113,041 $138,726
     Mr. Aaron...........................   3,603     4,800           0    8,403
     Mr. Cronin..........................  16,069         0           0   16,069
     Mr. Steel...........................       0     5,000       1,320    6,320
     Mr. Romani..........................   6,525     4,800      17,444   28,769

Option/SAR Grants

  There were no SARS or options granted to the Named Executive Officers in 1998.

Option Exercises and Fiscal Year-End Values

  The following table sets forth information on (1) options exercised by the Named Executive Officers in 1998, and (2) the number and value of their unexercised options or SARs as of December 31, 1998.

      AGGREGATED OPTION EXERCISES IN 1998, AND 12/31/98 OPTION/SAR VALUES

                                                      Number of Securities      Value of Unexercised
                                                     Underlying Unexercised   In-The-Money Options/SARs
                            Shares                  Options/SARs at 12/31/98         at 12/31/98
                          Underlying                ------------------------- -------------------------
                            Options       Value     Exercisable Unexercisable Exercisable Unexercisable
Name                     Exercised (#) Realized ($)     (#)          (#)          ($)          ($)
----                     ------------- ------------ ----------- ------------- ----------- -------------
Ascent Options/SARs
Charles Lyons...........          0              0    148,750      148,750          0            0
Arthur M. Aaron.........          0              0     50,000       50,000          0            0
James A. Cronin, III....          0              0     74,375      223,125          0            0
Brian A.C. Steel........          0              0          0            0          0            0
Timothy Romani..........          0              0     20,000       30,000          0            0
COMSAT Options
Charles Lyons...........    133,322     $2,741,098          0            0          0            0
Arthur M. Aaron.........        930         22,901          0            0          0            0
On Command Options
Brian A.C. Steel........          0              0    192,656      192,656          0            0

Employment and Severance Arrangements

  In connection with the tax-free distribution by COMSAT Corporation of its 80% interest in the Company to the COMSAT shareholders (the "Distribution"), on June 27, 1997 the Company amended and restated Messrs. Lyons and Cronin's employment agreements; and entered into employment agreements with Mr. Aaron and through its subsidiary Ascent Arena Company, LLC ("AAC"), Mr. Romani.

  Under his amended and restated employment agreement: (i) Mr. Lyons' base salary was initially set at $500,000 per year, subject to increases at the discretion of the Ascent Board of Directors (for 1998 and 1999 his base salary is $625,000); (ii) Mr. Lyons is eligible for an annual bonus based on performance measures determined by Ascent's Compensation Committee with a target bonus equal to 70% of his base salary; (iii) the term of the agreement was extended to a five year term expiring June 27, 2002; (iv) Mr. Lyons will continue as chairman of the Company for the term of the agreement; and (v) the provisions regarding severance and change-of-control were revised to reflect Ascent's status as a fully publicly traded company after the Distribution, as described further below. Mr. Cronin's five year amended and restated employment agreement is on substantially the same terms as Mr. Lyons', other than (iv) above and except that Mr. Cronin's initial base salary was $400,000 (for 1998 and 1999 his base salary is $500,000) and his annual target bonus is 75% of his base salary. Mr. Lyons' and Mr. Cronin's agreements also each set forth the terms of their respective grant of SARs with respect to 297,500 shares of Ascent's common stock on June 27, 1997.

  Mr. Aaron's employment agreement is for a five year term expiring June 27, 2002. It provides for a base salary initially set at $175,000 (for 1998 and 1999 his base salary is $200,000) and, if certain performance goals established by the Compensation Committee are met, a target bonus of 35% of annual compensation.

  Mr. Romani's employment agreement expires on July 1, 2002. Pursuant to the agreement, Mr. Romani's salary for 1998 was $200,000, increased to $210,000 on July 1, 1998 and may be increased at the discretion of the President and Chief Executive Officer of Ascent as approved by the compensation committee of the Ascent Board of Directors. Mr. Romani is also eligible for an annual bonus based on performance measures determined by Ascent's Compensation Committee with a target bonus equal to 30% of Mr. Romani's base salary and certain performance bonuses based upon the achievement of certain events related to the development and construction of the Pepsi Center, as set forth in the agreement. In connection with the employment agreement, Mr. Romani received 40,000 new SARs, and 10,000 existing options were converted to SARs.

  The employment agreements for each of Messrs. Lyons, Cronin, Aaron and Romani (each an "executive") contain provisions related to change-of-control and severance. If an executive is terminated without "cause" (as defined in the agreements) or upon certain events defined in the agreements which have the effect of a constructive termination (including a "Change of Control Event") then: (i) there shall be no forfeiture of any rights or interests related to fringe benefits granted under the agreement, including, without limitation, the SARs and any other stock-based incentives, all of which will fully vest, to the extent not previously vested, immediately upon such termination becoming effective and final; (ii) the executive shall receive current base salary, fringe benefits and the annual bonus outlined in the agreement for the longer of (a) the remainder of the employment period under the agreement or (b) three years following the date of such termination, with respect to Messrs. Lyons and Cronin, and one year following the date of such termination with respect to Messrs. Aaron and Romani, with no obligation to seek other employment and no offset to the amounts paid by the Company if other employment is obtained; and (iii) all other benefits provided pursuant to the agreement shall be received by the executive. Additionally, in the case of Messrs. Lyons and Cronin, if Mr. Lyons' or Mr. Cronin's employment with the Company is not renewed at the end of his respective term of employment, he will be retained as a consultant to the Company for 18 months with full pay and benefits.

  For purposes of the employment agreements, a "Change of Control Event" shall mean and include either the occurrence of any of the following with respect to Ascent, or any of the following becoming highly likely to occur, in the determination of the Board: (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this clause (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from or by the Company, (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (3) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of clause (iii) below; or (ii) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to June 27, 1997, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company. In addition, Mr. Romani's employment agreement defines a change of control to include the Company selling more than 50% of AAC.

  Additionally, each of the employment agreements referenced above provides that the Company will indemnify and hold the executive harmless from and against any liabilities, costs and expenses that the executive may incur as a result of the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Excise Tax"), to the end that the executive shall be placed in the same tax position with respect to all payments under such executive's employment agreement and all other payments to the executive in the nature of compensation as the executive would have been in if the Excise Tax had never been enacted. Payments to this end ("Gross-Up Payments") will be made to the executive at such time or times as necessary, but in no event later than December 31 of the year in which the executive receives a payment from the Company under the employment agreement or in the nature of compensation. Any refunds from any taxing authority paid to the executive (which shall include (i) a reduction in the executive's tax liability attributable to a previous payment of a Gross-Up Payment or Excise Tax or (ii) an offset of a refund against other taxes or liabilities due) shall be paid over to the Company by the executive.

  In September 1996, OCC and Brian A.C. Steel entered into an employment agreement that expires on September 11, 2000. Pursuant to the agreement, Mr. Steel's initial base salary was $290,000 per year, subject to increases at the discretion of the Board of Directors of OCC. Under the agreement, Mr. Steel is eligible for annual bonuses based on performance measures determined by the OCC Compensation Committee with a target bonus equal to 70% of Mr. Steel's base salary for achieving 100% of the target level for the performance measures. In addition, Mr. Steel has been granted options to purchase 385,312 shares of OCC Common Stock, exercisable at the following per-share prices: (i) 80% of such options shall be exercisable at a per-share price equal to $15.33 and (ii) 20% of such options shall be exercisable at a per-share price equal to $16.40. The options vest 25% on September 11, 1997, an additional 25% on September 11, 1998 and the remaining 50% on September 11, 1999. The options will expire at the earlier of (i) three months after the date upon which Mr. Steel is terminated for "cause" (as defined in the employment agreement); (ii) one year after Mr. Steel's employment agreement is terminated as a result of death or (iii) on September 11, 2006.

  In addition, the employment agreement for Mr. Steel provides that upon a "Change of Control Event" (as defined in the agreement), Mr. Steel will be entitled to elect to terminate his employment with OCC and, for the longer of (a) the remainder of the term of his employment agreement as if such agreement had not been terminated and (b) one year following the date of such termination (such period being the "Duration Period"), will receive: (i) his then current base salary; (ii) an annual bonus equal to 70% of his then current base salary for each year during the Duration Period; and (iii) all other benefits provided pursuant to the employment agreement. A "Change of Control Event" is defined in the employment agreement as an affirmative determination, either jointly by Mr. Steel and the Board of Directors of OCC or pursuant to an arbitration which Mr. Steel has the right to invoke, that any "change of control" of OCC (defined as an event as result of which (i) a single person or entity other than Ascent or its affiliates owns 50% or more of the voting stock of OCC or (ii) a single person or entity other than COMSAT or its affiliates owns directly or indirectly 50% or more of the voting stock of Ascent) or prospective change of control would be reasonably likely to have a materially detrimental effect on either the day-to-day circumstances of Mr. Steel's employment, or the compensation payable to Mr. Steel under his employment agreement.

  On December 28, 1999, On Command and Mr. Steel entered into an amendment to Mr. Steel's employment agreement. Pursuant to the amendment, Mr. Steel assumed the title of President and Chief Operating Officer of OCC through September 11, 2000, while reporting directly to the Chief Executive Officer and Board of Directors of OCC, and if there is no Chief Executive Officer, then to the Chairman. In addition, under the terms of the amendment (i) Mr. Steel's base salary was increased to $375,000 per year and (ii) if OCC failed to review
Mr. Steel's compensation prior to June 1, 1999 or revise such compensation prior to August 1, 1999, then Mr. Steel would be entitled to terminate his employment with OCC and receive (a) his then base salary for a year from such termination, (b) a pro-rated annual bonus for the year in which employment was terminated and (iii) a pro-rated portion of the options previously granted to Mr. Steel under OCC's stock option plans that were scheduled to vest during the year of such termination, which shall vest as of the date of such termination.

             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

  Paul Gould, a director of the Company, is a Managing Director and Executive Vice President of Allen & Company Incorporated, an investment banking firm that is performing and has performed financial advisory services for the Company since 1995, including serving as the managing underwriter for the Company's initial public offering in 1995 and advising the Company with respect to the acquisition of SpectraVision in 1996.

                     SHAREHOLDER RETURN PERFORMANCE GRAPH

                 Ascent Entertainment Group, Inc. Performance

  The following graph and chart compare the cumulative total stockholder return on the Company's common stock, including the reinvestment of dividends, with the return on the Nasdaq Stock Market Index (US) and the Standard & Poor's Entertainment Stock Index. On December 18, 1995, the Company's common stock began publicly trading. The performance graph sets forth the return on $100 invested in Ascent Entertainment Group, Inc. common stock and the two stock indices from December 18, 1995 to December 31, 1998.


                             [GRAPH APPEARS HERE]


--------------------------------------------------------------------------------------------------------------------
                                        Dec 18, 1995    Dec 31, 1995    Dec 31, 1996    Dec 31, 1997    Dec 31, 1998
--------------------------------------------------------------------------------------------------------------------
Ascent Entertainment Group, Inc.                100           104            107             69              49
--------------------------------------------------------------------------------------------------------------------
Nasdaq Stock Market Index (US)                  100           105            129            158             223
--------------------------------------------------------------------------------------------------------------------
S&P Entertainment Index                         100           102            103            151             204
--------------------------------------------------------------------------------------------------------------------

  Assumes $100 invested on December 18, 1995, in the common stock of Ascent Entertainment Group, Inc., the Nasdaq Stock Market Index (US), and the S&P Entertainment Index.

  The stock price performance shown in this graph is not necessarily indicative of future stock price performance.

Notes:
(a) Total return assumes the reinvestment of dividends.

                                 OTHER MATTERS

  At March 29, 1999, the management of the Company knew of no other matters to be presented for action at the meeting. If any other matter is properly introduced, the persons named in the accompanying form of proxy will vote the shares represented by the proxies according to their judgment.

  The Company will bear all costs of the proxy solicitation. In addition to the solicitation by mail, the Company's directors, officers and employees, without additional compensation, may solicit proxies by telephone, personal contact or other means. The Company also has retained D.F. King to assist in the distribution of proxies, at a cost of $2,500. The Company will reimburse brokers and other persons holding shares in their names, or in the names of nominees, for their expenses in forwarding proxy materials to the beneficial owners.

  Stockholders wishing to submit proposals for consideration at the 2000 Annual Meeting should submit them in writing to the Secretary, Ascent Entertainment Group, Inc., 1225 Seventeenth Street, Suite 1800, Denver, Colorado 80202, to be received no later than December 31, 1998.

  This proxy statement is provided by direction of the Board of Directors.

  The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1998 was mailed to stockholders concurrently with this Proxy Statement.

                                          Arthur M. Aaron
                                          Vice President, Business and Legal
                                           Affairs and Secretary

March 29, 1999

Directors recommend a vote FOR Proposal 1.

1. Election of two Class III directors

FOR all nominees listed below [X]

WITHHOLD AUTHORITY to vote for all nominees listed below [X]

*EXCEPTIONS [X]

Nominees: Class III Directors: Paul Gould and Charles M. Lillis
          (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominees' name in the space provided below.)

*Exceptions: ___________________________________________________________________

In their discretion the proxies are authorized to vote upon such other matters as they may properly come before the meeting or any reconvened session thereof:

Change of Address AND
or Comments Mark Here [X]

Please sign exactly as name or name appears on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

Dated: ______________________________, 1999

_____________________________________
             Signature

_____________________________________
    Signature if held jointly

Votes must be indicated (x) in Black or Blue ink. [X]

Please mark, sign, date and return the proxy card promptly using the enclosed postage paid envelope.
--------------------------------------------------------------------------------

                       ASCENT ENTERTAINMENT GROUP, INC.

           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, APRIL 26, 1999

          This Proxy is Solicited on Behalf of the Board of Directors

        The undersigned hereby appoints Charles Lyons and Charles Neinas, and each or either of them (with power of substitution) proxies for the undersigned to represent and to vote, as designated on the reverse side hereof, all shares of Common Stock of Ascent Entertainment Group, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on April 26, 1999, and at any reconvened session thereof, subject to any directions indicated on the reverse side of this card. If no directions are given this proxy will be voted FOR Proposal 1.

        This proxy is continued on the reverse side. Please sign and return promptly in the envelope provided. No postage is required if mailed in the United States. If you attend the Meeting and vote in person, this proxy will not be used.

                         (Continued and to be signed and dated on reverse side.)

                                                ASCENT ENTERTAINMENT GROUP, INC.
                                                P.O. BOX 11494
                                                NEW YORK, N.Y. 10203-0494